EXHIBIT 99.05

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Southern California Bancorp (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024, by and between the Registrant and California BanCorp), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Steven E. Shelton
Steven E. Shelton
Date: May 15, 2024

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